EXHIBIT 2.1.3
AMEX LISTING AGREEMENT

AMERICAN STOCK EXCHANGE
LISTING AGREEMENT

AUSTRAL PACIFIC ENERGY LTD. (the “Company”), in consideration of the listing of its securities, hereby agrees, with the American Stock Exchange LLC (the ”Exchange”) that:

(1)	The Company certifies that it will comply with all Exchange rules, policies, and procedures that apply to listed companies as they are now in effect and as they may be amended fro time to time, regardless of whether the Company’s organization documents would allow for a different result.

(2)	The Company shall notify the Exchange at least 20 days in advance of any change in the form or nature of any listed security or in the rights, benefits, and privileges of the holders of such security.

(3)	The Company understands that the Exchange may remove its securities from listing on the Exchange, pursuant to applicable procedures, if it fails to meet one or more requirements of Paragraphs 1-2 of this agreement.

(4)	In order to publicize the Company’s listing on the Exchange, the Company authorizes the Exchange to use the Company’s corporate logos, Web site address (URL):www.austral-pacific.com, trade names, and trade/service marks in order to convey quotation information, transactional reporting information, and other information regarding the Company in connection with the Exchange. In order to ensure the accuracy of the information, the Company agrees to provide the Exchange with the Company’s current corporate logos, Web site address, trade names, and trade/service marks and with any subsequent changes. Questions regarding logo usage should be directed to: JENNI LEAN at +64 4 476 2711

The Company indemnifies the Exchange and holds it harmless from any third-party rights and/or claims arising out of use by the Exchange or any affiliate (“Corporations”) of the Company’s corporate logos, Web site address, trade names, trade/service marks, and/or the trading symbol used by the Company.

(5)	The Company warrants and represents that the trading symbol to be used by the Company does not violate any trade/service mark, trade name, or other intellectual property right of any third party. The Company’s trading symbol is controlled by the Exchange and is provided to the Company for the limited purpose of idenitifying the Company’s security in authorized quotation and trading systems. The Exchange reserves the right to change the Company’s trading symbol a the Exchange’s discretion at any time.

Exchange Warranties: Disclaimers of Warranties. For any goods or services provided to Company, the Exchange shall endeavor to provide them in a good and workmanlike manner. Beyond the warranties stated in this section, there are no other warranties of any kind, express, implied or statutory (including the implied warranties of merchantability or fitness for a particular use or purpose).

LIMITATION OF CORPORATIONS’ LIABILITY:

(1)	In no event will the Corporations be liable for trading losses, losses of profits, indirect, special, punitive, consequential, or incidental loss or damage, even if the Corporations have been advised of the possibility of such damages.

(2)	If the Corporations are held liable, the liability of the Corporations is limited:

(a) or goods and services for which the Company is specifically charged, to the amount paid by the Company for those goods and services during the twelve months preceding the accrual of the claims; and

(b) in all other instances, to the amount of the annual listing fee paid by the Company during the twelve months preceding the accrual of the claim.

(3)	For goods and services provided under a separate written agreement, the limitation of liability provisions in that agreement shall govern any claims relating to or arising from the provision of those goods and services.

(4)	This subsection shall not relieve the Corporations from liability for damage that result from their own gross negligence or willful tortious misconduct, or from personal injury or wrongful death claims.

(5)	The Corporations shall not be liable for any third parties’ good or service.

(6)	The Company agrees that these terms reflect a reasonable allocation of risk and limitation of liability.

By:
Signature

Dated:
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Accepted at New York, New York, the American Stock Exchange LLC

By:
Signature

Dated:
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